Exhibit 4.5
BROADSOFT, INC.
FOURTH AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
     This Fourth Amended and Restated Registration Rights Agreement (the “Agreement”) is made as of June 26, 2007 by and among BroadSoft, Inc. a Delaware corporation (the “Company”), the investors listed on Exhibit A hereto (the “Investors”), and the other holders of capital stock of the Company listed on Exhibit B hereto (the “Founders”). Reference is made to the Third Amended and Restated Registration Rights Agreement dated as of December 19, 2003, as amended, by and among the Company and the parties listed on Exhibit A thereto and the Founders (the “2003 Registration Rights Agreement”), which 2003 Registration Rights Agreement is hereby amended and restated in its entirety.
     Whereas, the Company, certain of the Investors and the Founders have previously entered into the 2003 Registration Rights Agreement, which provides for, among other things, certain rights related to the registration of shares of the Company’s capital stock;
     Whereas, the Company and certain of the Investors are entering into a Series D Preferred Stock Purchase Agreement dated as of the date hereof (as amended and in effect from time to time, the “Purchase Agreement”) in connection with the issuance and sale by the Company to certain Investors of shares of the Company’s Series D Convertible Preferred Stock, $0.01 par value per share;
     Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and
     Whereas, the parties to the 2003 Registration Rights Agreement desire to amend and restate the 2003 Registration Rights Agreement and accept the rights, obligations and covenants hereof in lieu of their rights, obligations and covenants under the 2003 Registration Rights Agreement.
     Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.	Registration Rights.
     1.1 Definitions.
          (a) The term “Common Stock” means the Company’s common stock, $0.01 par value per share.
          (b) The terms “Form S-1”, “Form S-3”, “Form S-4” and “Form S-8” mean such respective forms under the Securities Act of 1933, as amended (the “1933 Act”) as in effect on the date hereof or any successor registration forms to Form S-1, Form S-3, Form S-4 and Form S-8, respectively, under the 1933 Act subsequently adopted by the Securities and Exchange Commission (the “SEC”).

          (c) The term “Holder” means any person owning Registrable Securities (as defined below) or any assignee thereof in accordance with Section 1.14 hereof.
          (d) The term “Immediate Family” means, with respect to any natural person, each of such person’s spouse, father, mother, brothers, sisters and lineal descendants and ancestors.
          (e) The term “Investors’ Common Shares” means those shares of the Company’s Common Stock issued (a) pursuant to the Series A Purchase Agreement and (b) to the Investors purchasing shares of Series D Preferred Stock on the date hereof pursuant to the Common Stock Purchase Agreement between such Investors and certain employees of the Company dated as of the date hereof, as amended and in effect from time to time.
          (f) The term “Purchase and Exchange Agreement” means the Company’s Preferred Stock Purchase and Exchange Agreement, dated as of December 19, 2003, as amended and in effect from time to time.
          (g) The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the automatic effectiveness or the declaration or ordering of effectiveness of such registration statement or document.
          (h) The term “Registrable Securities” means (i) the Investors’ Common Shares or any Common Stock issued as a dividend or other distribution with respect to, in exchange for, or in replacement of Investors’ Common Shares, (ii) shares of Common Stock issued upon conversion of the Series B-1 Shares, Series C-1 Shares and Series D Shares, and (iii) any other shares of Common Stock acquired on or after the date hereof by any Investor; provided, however, that any shares previously sold pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the 1933 Act under which the transferee does not receive “restricted securities” shall cease to be Registrable Securities.
          (i) The term “Series A Purchase Agreement” means the Company’s Common Stock and Series A Preferred Stock Purchase Agreement, dated as of April 22, 1999, as amended and in effect from time to time.
          (j) The term “Series B-1 Preferred Stock” means the Company’s Series B-1 Convertible Preferred Stock, $0.01 par value per share.
          (k) The term “Series B-1 Shares” means the shares of the Company’s Series B-1 Preferred Stock issued pursuant to the Purchase and Exchange Agreement.
          (l) The term “Series C-1 Preferred Stock” means the Company’s Series C-1 Convertible Preferred Stock, $0.01 par value per share.
          (m) The term “Series C-1 Shares” means the shares of the Company’s Series C-1 Preferred Stock issued pursuant to the Purchase and Exchange Agreement.

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          (n) The term “Series D Preferred Stock” means the Company’s Series D Convertible Preferred Stock, $0.01 par value per share.
          (o) The term “Series D Shares” means the shares of the Company’s Series D Preferred Stock issued pursuant to the Purchase Agreement.
     1.2 Request for Registration.
          (a) At any time after the date that is the earlier of (i) the date that is two (2) years after the date hereof and (ii) six months after the closing date of the first registered public offering of securities of the Company, if the Company shall receive a written request from any Holder(s) of Registrable Securities then outstanding and entitled to registration rights under this Section 1 (the “Initiating Holders”) that the Company effect the registration under the 1933 Act of Registrable Securities, then the Company shall, within five days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of this Section 1.2, use its best efforts to effect such a registration as soon as practicable and in any event to file within 75 days of the receipt of such request a registration statement under the 1933 Act covering all the Registrable Securities which the Holders shall in writing request (within 20 days of receipt of the notice given by the Company pursuant to this Section 1.2(a)) to be included in such registration and to use its best efforts to have such registration statement become effective; provided, however, that the Company will not be required to effect the registration of Registrable Securities unless at least an aggregate of 1,000,000 shares of Registrable Securities (as adjusted to reflect stock splits, stock combinations, stock dividends and recapitalizations) are offered or the Registrable Securities are offered at an aggregate proposed offering price of not less than $3,000,000.
          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Initiating Holders; provided, however, that if the underwriter is not reasonably acceptable to a majority in interest of the Initiating Holders, such Initiating Holders may select an underwriter or underwriters which shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.2, if, in the case of a registration requested pursuant to Section 1.2(a), the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all the securities other than Registrable Securities sought to be included in the underwriting shall first be excluded. To the extent that further limitation is required, the number of Registrable Securities

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that may be included in the underwriting shall be allocated pro rata among all Holders thereof desiring to participate in such underwriting (according to the number of Registrable Securities then held by each such Holder). No Registrable Securities requested by any Holder to be included in a registration pursuant to Section 1.2(a) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.
          (c) The Company is obligated to effect only three registrations pursuant to Section 1.2(a); provided, however, that no registration pursuant to Section 1.2(a) shall be deemed to be a registration for any purpose of this sentence if (i) the number of Registrable Securities included in the underwriting does not equal or exceed 75% of the number of Registrable Securities proposed by the Holders to be distributed through such underwriting and (ii) the Holders pay all expenses of such registration, including those otherwise payable by the Company in accordance with Section 1.7; and provided, further, that no registration of Registrable Securities which shall not have become and remained effective in accordance with Section 1.4 shall be deemed to be a registration for any purpose of this sentence unless such registration was withdrawn at the request of the Holders except under the circumstances described in the second proviso in the penultimate sentence of Section 1.7 hereof.
          (d) Notwithstanding the foregoing provisions of this Section 1.2, in the event that the Company is requested to file any registration statement pursuant to this Section 1.2, (i) the Company shall not be obligated to effect the filing of such registration statement:
                    (A) during the 180 days following the effective date of any other registration statement pertaining to an underwritten public offering of securities for the account of the Company or any Holder;
                    (B) during the 12 months following the effective date of any other registration statement which the Company has filed pursuant to the request under Section 1.2(a);
                    (C) if, in the case of the initial public offering of the Company’s securities, the Company and the Initiating Holders are unable to obtain the commitment of the underwriter selected pursuant to Section 1.2(b) to underwrite the offering on a firm commitment basis; or
                    (D) for a period of up to 90 days after the date of a request for registration pursuant to this Section 1.2 if at the time of such request (1) the Company is engaged, or has fixed plans to engage, within 90 days of the time of such request, in a firm commitment underwritten public offering of Common Stock in which the holders of Registrable Securities include Registrable Securities pursuant to Section 1.3; or (2) the Company is currently engaged in a self-tender or exchange offer and the filing of a registration statement would cause a violation of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
or (ii) if the Company shall furnish to the Holders requesting such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially harmful to the Company and its stockholders generally for such registration statement to be filed, the Company shall have the

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right to defer such filing for a period of not more than 90 days after receipt of the request of the relevant Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 1.2(d)(ii) more than once in any twelve-month period.
          (e) Each registration requested pursuant to Section 1.2(a) shall be effected by the filing of a registration statement on Form S-1 (or if such form is not available, any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form is consented to by Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders or unless another form would be equally effective, as determined by the Initiating Holders at their sole discretion.
     1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4), the Company shall, at such time, promptly give each Holder and each Founder written notice of such registration. Upon the written request of any Holder or any Founder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.9, use its best efforts to cause a registration statement covering all of the Registrable Securities that such Holder or all of the shares that such Founder has requested to be registered (the “Founders’ Registrable Shares”) to become effective under the 1933 Act. The Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder or any Founder for its failure to do so.
     1.4 Obligations of the Company. Whenever required under this Section 1 to use its best efforts to effect the registration of any Registrable Securities or Founders’ Registrable Shares, the Company shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities or Founders’ Registrable Shares, and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities or the holders of a majority of the Founders’ Registrable Shares, as the case may be, registered thereunder, keep such registration statement effective for up to 180 days or until such earlier time at which such Holders or such Founders have informed the Company in writing that the distribution of their securities has been completed (such 180-day or shorter period, the “Effectiveness Period”). In addition, the Company shall:
          (a) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during the Effectiveness Period.
          (b) Furnish to the Holders or Founders, as the case may be, such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements

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of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities or Founders’ Registrable Shares, owned by them.
          (c) Use its best efforts to register or qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states and jurisdictions as shall be reasonably requested by the Holders or the Founders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction.
          (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder or Founder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement, including furnishing any opinion of counsel or entering into a lock-up agreement reasonably requested by the managing underwriter.
          (e) Notify each Holder of Registrable Securities or holder of Founders’ Registrable Shares, as the case may be, covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly file such amendments and supplements which may be required pursuant to Section 1.4(a) on account of such event and use its best efforts to cause each such amendment and supplement to become effective.
          (f) Furnish, at the request of any Holder requesting registration of Registrable Securities or any Founder requesting registration of Founders’ Registrable Shares pursuant to this Section 1, on the date that such Registrable Securities or Founders’ Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities or the Founders requesting registration of Founders’ Registrable Shares, as the case may be, and (ii) a letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities or the Founders requesting registration of Founders’ Registrable Shares, as the case may be.
          (g) Apply for listing and use its best efforts to list the Registrable Securities or Founders’ Registrable Shares being registered on any national securities exchange on which a

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class of the Company’s equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Securities or Founders’ Registrable Shares being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc.
          (h) Without in any way limiting the types of registrations to which this Section 1 shall apply, in the event that the Company shall effect a “shelf registration” under Rule 415 promulgated under the 1933 Act, the Company shall take all necessary action, including, without limitation, the filing of post-effective amendments, to permit the Investors to include their Registrable Securities and the Founders to include their Founders’ Registrable Shares in such registration in accordance with the terms of this Section 1.
     1.5 Postponement. The Holders and the Founders understand that there may be periods during which the Company’s Board of Directors may determine, in good faith, that it is materially harmful to the Company and its securityholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities or Founders’ Registrable Shares and the effectiveness of any registration statement covering Registrable Securities or Founders’ Registrable Shares may be suspended or delayed as provided in this Section 1.5. Notwithstanding the provisions of Section 1.4, if the Company shall furnish to the Holders of Registrable Securities and the Founders owning Founders’ Registrable Shares covered (i) by a registration statement that is filed but not effective, a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, due to the development of material non-public information it would be materially harmful to the Company and its stockholders generally for such registration statement to be filed, the Company shall have the right to defer such registration statement’s effectiveness for a period of not more than 60 days after the date of the Board of Directors’ determination, or (ii) by an effective registration statement, a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, due to the development of material non-public information it would be materially harmful to the Company and its stockholders generally for the disposition of Registrable Securities or Founders’ Registrable Shares pursuant to such registration statement to continue, the Company shall have the right to cause the Holders and Founders to discontinue their disposition of Registrable Securities and Founders’ Registrable Shares for a period (the “Black-out Period”) of not more than 60 days after the date of the Board of Directors’ determination. In the event that the Company sends a notice pursuant to clause (ii) of the preceding sentence, the Company shall use its best efforts to prepare an appropriately supplemented or amended prospectus ten (10) days before the expiration of the Black-out Period, if so directed by the Company, the Holders and Founders will use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ and Founders’ possession, of the prospectus relating to such Registrable Securities or Founders’ Registrable Shares current at the time of receipt of such notice, and the applicable time period during which such registration statement is to remain effective shall be extended by the number of days during the Black-out Period.
     1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 in respect of the Registrable Securities of

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any selling Holder or the Founders’ Registrable Shares of any selling Founder that such selling Holder or selling Founder shall furnish to the Company such information regarding itself, the Registrable Securities or Founders’ Registrable Shares held by it, and the intended method of disposition of such securities as shall be required to effect the registration of its Registrable Securities or Founders’ Registrable Shares.
     1.7 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 1.2(a) and each registration, filing or qualification pursuant to Section 1.12, including (without limitation) all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, and up to $35,000 of the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 1.2(a) if the registration request is subsequently withdrawn at any time at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2(a); and provided, further, that if at the time of any withdrawal described in the foregoing clause the Holders have learned of a material adverse change in the condition, business, or prospects of the Company (other than a change in market demand for its securities or in the market price thereof) from that known to the Holders of a majority of the Registrable Securities then outstanding at the time of their request (or of which the Company advised them in writing within 20 days thereafter) that makes the proposed offering unreasonable in the good faith judgment of a majority in interest of the Holders of the Registrable Securities, then the Holders shall not be required to pay any of such expenses and the right to one demand registration pursuant to Section 1.2(a) shall not be forfeited. Subject to Section 1.12, all underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 1.2(a) or 1.12 will be borne and paid ratably by the Holders of such Registrable Securities.
     1.8 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities or Founders’ Registrable Shares with respect to any registration pursuant to Section 1.3 for each Holder or Founder, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. Underwriting discounts and commissions relating to Registrable Securities or Founders’ Registrable Shares included in any registration effected pursuant to Section 1.3 will be borne and paid ratably by the Holders of such Registrable Securities or the holders of such Founders’ Registrable Shares as the case may be.
     1.9 Underwriting Requirements. In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders’ or Founders’ securities in such underwriting unless such Holders or Founders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as in the opinion of the underwriters, marketing factors allow. If the managing underwriter for the

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offering shall advise the Company in writing that the total amount of securities, including Registrable Securities and Founders’ Registrable Shares, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities and Founders’ Registrable Shares, which the managing underwriter believes marketing factors allow (the securities so included to be reduced as follows: (a) all securities which stockholders other than the Company, the Founders and the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, (b) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by Founders that may be included in the underwriting shall be reduced so that the number of Founders’ Registrable Shares included in the underwriting are pro rata in accordance with the number of Founders’ Registrable Shares held by each such Founder, and (c) if, after the maximum reductions pursuant to (b) above have been made, further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by Holders that may be included in the underwriting shall be reduced so that the number of shares included in the underwriting are pro rata in accordance with the number of shares of Registrable Securities held by each such Holder), but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling Holders may be excluded if the managing underwriter makes the determination described above and no securities other than those of the Company are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, a limited liability company or a corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall collectively be deemed to be a “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.
     1.10 Indemnification. In the event any Registrable Securities or Founders’ Registrable Shares are included in a registration statement under this Section 1:
          (a) The Company will indemnify and hold harmless each Holder or Founder, the officers, directors, partners, members, agents and employees of each Holder or Founder, any underwriter (as defined in the 1933 Act) for such Holder or Founder and each person, if any, who controls such Holder or Founder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of

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the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with any matter relating to such registration statement. The Company will reimburse each such Holder or Founder, and each of its officers, directors, partners, members, agents, employees, underwriters or controlling persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. The indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder or Founder in any such case for any such loss, claim, damage, liability or action (1) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder or Founder, underwriter or controlling person or (2) in the case of a sale directly by a Holder of Registrable Securities or by a Founder of Founders’ Registrable Shares (including a sale of such Registrable Securities or Founders’ Registrable Shares through any underwriter retained by such Holder or Founder engaging in a distribution solely on behalf of such Holder or Founder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder or Founder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities or Founders’ Registrable Shares to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.
          (b) Each Holder or Founder which includes any Registrable Securities or Founders’ Registrable Shares in any registration statement will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, each employee, agent, and any underwriter for the Company, and any other Holder or Founder or other stockholder selling securities in such registration statement or any of its directors, officers, partners, members, agents or employees or any person who controls such Holder or Founder or such other stockholder or such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, employee, agent, or underwriter or controlling person, or other such Holder, Founder, stockholder, director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder or Founder expressly for use in connection with such registration, and each such Holder or Founder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter or controlling person, other Holder or Founder or other stockholder, officer, director, partner, member, agent, employee, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the liability of any Holder or Founder hereunder shall be limited to the amount of net proceeds (after deduction of all underwriters’ discounts and commissions paid by such Holder or

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Founder in connection with the registration in question) received by such Holder or Founder, in the offering giving rise to the Violation; and provided, further, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder or Founder, as applicable, which consent shall not be unreasonably withheld or delayed nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall the Holder or Founder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act. The obligations of the Holders and the Founders hereunder are several, not joint.
          (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
          (d) The obligations of the Company, the Holders and the Founders under this Section 1.10 shall survive the conversion, if any, of the Registrable Securities and Founders’ Registrable Shares and the completion of any offering of Registrable Securities or Founders’ Registrable Shares in a registration statement whether under this Section 1 or otherwise.
     1.11 Reports Under Securities Exchange Act of 1934.
          (a) Resales Under Rule 144; Form S-3 Registration. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, and with a view to making it possible for Holders to have the resale of the Registrable Securities registered pursuant to a registration statement on Form S-3, the Company agrees to:

11.

               (i) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
               (ii) as soon as practicable after the first registered public offering, take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act or compliance with the reporting requirements of Section 15(d) of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities.
               (iii) use its best efforts, after the first registered public offering, to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and
               (iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (1) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for the offering of the securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (3) such other documents as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
     1.12 Form S-3 Registration.
          (a) In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 (or on any successor form to Form S-3 regardless of its designation) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
               (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
               (ii) use its best efforts to effect, as soon as practicable, such registration (and to keep such registration effective for up to six months), qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.12 if: (1) Form S-3 (or any successor form to Form S-3 regardless of its designation) is not available for such offering by the Holders; (2) the aggregate net offering price (after deduction of

12.

underwriting discounts and commissions) of the Registrable Securities specified in such request is not at least $500,000; (3) the Company has already effected one registration on Form S-3 or pursuant to Section 1.2 hereof within the previous six-month period; or (4) the Company shall furnish to the Holders a certificate signed by the president of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially harmful to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.12 provided, however, that the Company shall not utilize this right more than once in any twelve-month period.
          (b) In the event that the Company consummates the initial public offering of its securities, then as soon as reasonably possible following a written request from a majority in interest of the Registrable Securities, and in any event not before 366 days after the effective date of the registration statement filed in connection with such initial public offering, the Company shall file a shelf registration statement on Form S-3 (or on any successor form to Form S-3 regardless of its designation) which would permit or facilitate the sale and distribution of the Holders’ Registrable Securities, and the Company shall use best efforts to keep such shelf registration effective in accordance with applicable regulations.
     1.13 Lock-up Agreements. If reasonably requested by the Company and the managing underwriter, the Holders agree to enter into lock-up agreements pursuant to which they will not, for a period of no more than 180 days following the effective date of the first registration statement for a public offering of the Company’s securities (or such longer period as the Company and the managing underwriter shall request in order to facilitate compliance with NASD Rule 2711), offer, sell or otherwise dispose of the Registrable Securities or other equity securities of the Company, except the Registrable Securities sold pursuant to such registration statement, without the prior consent of the Company and the underwriter, provided that the officers, directors and all holders of more than 1% of the shares of Common Stock (calculated for the purpose as if all securities convertible into or exercisable for Common Stock, directly or indirectly, are so converted or exercised) of the Company enter such lock-up agreements for the same period and on the same terms and provided, further, that any Holder that is a limited liability company, limited partnership, partnership or the like may, during the period of such lock-up agreements, distribute the Company’s equity securities to its members, limited partners or general partners, as the case may be, but only if such members, limited partners or general partners agree to be bound by the terms of such lock-up agreements in the same manner as it applies to the transferor Holder.
     1.14 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by any Holder to a permitted transferee, and by such transferee to a subsequent permitted transferee, but only if such rights are transferred (a)(i) to an affiliate, subsidiary, partner, member or stockholder of such Holder or transferee or an account managed or advised by the manager or adviser of such Holder or transferee, (ii) by gift or bequest or through inheritance to, or for the benefit of, any member or members of such Holder’s Immediate Family or to a trust for the benefit of any member or members of such Holder’s Immediate Family, or (iii) to a trust in respect of which such Holder serves as trustee, provided, however, that the trust instrument governing such trust shall provide

13.

that such Holder, as trustee, shall retain sole and exclusive control over the voting and disposition of such rights until the termination of this Agreement, or (b) in connection with the sale or other transfer of not less than an aggregate of 100,000 Registrable Securities (as adjusted for stock splits, combinations, stock dividends and recapitalizations) or some lesser number, if such lesser number represents all the Registrable Securities then held by such Holder. Any transferee to whom rights under this Agreement are transferred shall (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement and (ii) be deemed to be a Holder hereunder.
     1.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company relating to registration rights unless such agreement includes (a) to the extent such agreement would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2, 1.3 or 1.12 hereof, a provision that such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which would otherwise be included and (b) no provision which would allow such holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the dates set forth in Section 1.2(a) and (c) a provision which permits the Holders to include in such registration and in any underwriting involved therewith, Registrable Securities pro rata with the sellers of securities in such registration based on the number of equivalent shares of Common Stock held by each person (where an equivalent share is either a share of Common Stock held directly or the number of shares of Common Stock receivable upon conversion or exercise of securities held directly).
2.	Miscellaneous.
     2.1 Notices. All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), facsimiled (effective upon receipt of the facsimile in complete, readable form if sent during business hours, otherwise the next business day), or sent via a reputable overnight courier service (effective the following business day), to the Company at:
BroadSoft, Inc.
220 Perry Parkway, Suite 1
Gaithersburg, Maryland 20877
Attn: Chief Executive Officer
Fax number: (240) 364-5104

14.

with a copy sent at the same time and by the same means to:
Mark D. Spoto, Esq.
Cooley Godward Kronish LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5601
Fax number: (703) 456-8100
or to each Investor at its address set out on Exhibit A hereto with a copy to:
Katherine F. Ashton, Esq.
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401-2386
Fax number: (310) 576-2200
and
Patrick J. Rondeau, Esq.
WilmerHale
60 State Street
Boston, MA 02109
Fax number: (617) 526-5000
and
Mark Roeder, Esq.
Latham and Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax number: (650) 463-2600
or such other address as may be furnished in writing to the other parties hereto or to each Founder at its address set out on Exhibit B hereto or such other address as may be furnished in writing to the other parties hereto.
     2.2 Entire Agreement. This Agreement and the other Transaction Documents (as defined in the Purchase Agreement) constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings and agreements, whether written or oral, with respect to such subject matter.
     2.3 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, modifications or amendments to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall agree thereto and (a) shall obtain consent thereto in writing from persons holding

15.

or having the right to acquire in the aggregate a majority of the aggregate of the Registrable Securities then outstanding and (b) shall, in each such case, deliver copies of such consent in writing to any Holders who did not execute the same; provided, however, that no Holder shall, without its consent, be adversely affected by any such modification, amendment or waiver in any manner in which the other Holders are not likewise adversely affected.
     2.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and permitted assigns of the respective parties hereto. The Company shall not have the right to assign its obligations hereunder or any interest herein without obtaining the prior written consent of the Holders holding a majority of the Registrable Securities then outstanding, provided in accordance with Section 2.3.
     2.5 General. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement the singular includes the plural, the plural includes the singular, and the masculine gender includes the neuter, masculine and feminine genders. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     2.6 Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, and all the other provisions hereof continuing in full force and effect.
     2.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement.
     2.8 Specific Performance. The Company recognizes that the rights of the Holders under this Agreement are unique, and, accordingly, the Holders shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of the Holders which may exist apart from this Agreement.
[Remainder Of Page Left Blank Intentionally]

16.

     In Witness Whereof, the Company, the Founders and the Investors have executed this Fourth Amended and Restated Registration Rights Agreement as of the date and year first above written.

COMPANY:	BroadSoft, Inc.
	By:	/s/ Phillip A. Salopek
		Name:	Phillip A. Salopek, Jr.
		Title:	Chief Financial Officer

INVESTORS:	Meritech Capital Partners III L.P. By: Meritech Capital Associates III L.L.C. its General Partner By: Meritech Management Associates III L.L.C. a managing member
	By:	/s/ Michael Gordon
Michael Gordon, a managing member

Address: 245 Lytton Ave, Suite 350 Palo Alto, CA 94301

Meritech Capital Affiliates III L.P. By: Meritech Capital Associates III L.L.C. its General Partner By: Meritech Management Associates III L.L.C. a managing member
	By:	/s/ Michael Gordon
Michael Gordon, a managing member

Address: 245 Lytton Ave, Suite 350 Palo Alto, CA 94301

[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Bessemer Venture Partners IV L.P. By: Deer IV & Co. LLC, General Partner
By:	/s/ J. Edmund Colloton
J. Edmund Colloton
Chief Operating Officer

Bessec Ventures IV L.P. By: Deer IV & Co. LLC, General Partner
By:	/s/ J. Edmund Colloton
J. Edmund Colloton
Chief Operating Officer

Plum Bush, Inc.
By:	/s/ J. Edmund Colloton
J. Edmund Colloton
Attorney-in-Fact

/s/ J. Edmund Colloton
Robert Goodman
(By J. Edmund Colloton, Attorney-in-Fact)

Cove Ventures, LLC By: Cove Road Associates, LLC Its: Managing Member
By:	/s/ J. Edmund Colloton
J. Edmund Colloton
Attorney-in-Fact
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Charles River Partnership IX, A Limited Partnership By: Charles River IX GP Limited Partnership, General Partner
By:	/s/ Richard Burnes
Title: General Partner

Charles River Partnership IX-A, A Limited Partnership By: Charles River IX GP Limited Partnership, General Partner
By:	/s/ Richard Burnes
Title: General Partner

Charles River IX-B LLC By: Charles River Friends, Inc., Manager
By:	/s/ Bruce I. Sachs
Title: Officer

Charles River IX-C LLC By: Charles River Friends, Inc., Manager
By:	/s/ Bruce I. Sachs
Title: Officer

[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Columbia BroadSoft Investors, LLC By: Columbia Capital, L.L.C. Its: Managing Member
By:	/s/ Donald A. Doering
	Name:	Donald A. Doering
	Title:	CFO
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Crescendo IV, L.P. By: Crescendo Ventures IV, LLC Its: General Partner
By:	/s/ John Borchers
	Name:	John Borchers
	Title:	General Partner

Crescendo IV Entrepreneurs Funds, L.P. By: Crescendo Ventures IV, LLC Its: General Partner
By:	/s/ John Borchers
	Name:	John Borchers
	Title:	General Partner

Crescendo IV Entrepreneur Funds A, L.P. By: Crescendo Ventures IV, LLC Its: General Partner
By:	/s/ John Borchers
	Name:	John Borchers
	Title:	General Partner

Crescendo IV AG & Co. Beteiligungs KG By: Crescendo German Investments IV, LLC Its: Managing Partner
By:	/s/ John Borchers
	Name:	John Borchers
	Title:	General Partner
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

RRE Ventures III-A, L.P.
By:	/s/ Andrew Zalasin
Andrew Zalasin
General Partner

RRE Ventures III, L.P.
By:	/s/ Andrew Zalasin
Andrew Zalasin
General Partner

RRE Ventures Fund III, L.P.
By:	/s/ Andrew Zalasin
Andrew Zalasin
General Partner
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Grotech Partners VI, L.P. By: Grotech Capital Group VI, LLC Its General Partner
By:	/s/ Joseph R. Zell
Joseph R. Zell
General Partner
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

FOUNDERS:	/s/ Michael Tessler
Michael Tessler

/s/ Scott Hoffpauir
Scott Hoffpauir

Michael Tessler 1999 Irrevocable Trust (u/t/a dated December 29, 1999)

By:
		Name:	Howard D. Schwartz
		Title:	Trustee

Scott D. Hoffpauir 2000 Family Irrevocable (u/t/a dated April 4, 2000)
	By:	/s/ Samuel Hoffpauir
		Name:	Samuel Hoffpauir
		Title:	Trustee
[Fourth Amended and Restated Registration Rights Agreement
Signature Page]

Exhibit A
INVESTORS
Meritech Capital Partners III
Meritech Capital Affiliates III L.P.
Tekelec
Bessemer Venture Partners IV L.P.
Bessec Ventures IV L.P.
Robert Goodman
Cove Ventures, LLC
Henry Goldberg
Robert Flanagan
Robert La Blanc
Columbia BroadSoft Investors, LLC
Charles River Partnership IX
Charles River Partnership IX-A
Charles River IX-B LLC
Charles River IX-C LLC
John McQuillan
Thomas Scholl
Paul Johnson, NICUSA Capital
Yas Corporation
Crescendo IV, L.P.
Crescendo IV Entrepreneur Fund, L.P.
Crescendo IV Entrepreneur Fund A, L.P.
Crescendo IV AG & Co. Beteiligungs KG
Jeff Pulver
Cary Joshi
Gene Noble
Rubin Gruber
Hassan Ahmed
Max Straube
Tim Savageaux
Frank Bonsal
G. Michael Eastep
James F. Gibbons
Matt Collier
Thomas J. Erickson
Raj Gollamudi
John W. Vander Vort
Travis J. Winkey, BlueStream Ventures
James F. Geiger, Cbeyond Communications
Chris Gatch
Kevin Boyne
Dave Labuda, 2008611 Ontario, Inc.

Dan Simpkins, Hillcrest Laboratories Inc.
Johnson Agogbua
Thomas Burkardt
Kent Srikanth Charugundla
Christine Davis Ekman, Evolve Adapt Survive
Kathryn K. Goldfarb
Steven T. Francesco
John Philips
Michael R. Perusse
Ken Rambo
Anatol Saruk, Jr.
RRE Ventures III-A, L.P.
RRE Ventures III, L.P.
RRE Ventures Fund III, L.P.
GC&H Investments, LLC
Grotech Partners VI, L.P.

Exhibit B
FOUNDERS
Michael Tessler
Scott Hoffpauir
Jeffrey Jordan
Michael Tessler 1999 Irrevocable Trust
(u/t/a dated December 29, 1999)
Scott D. Hoffpauir 2000 Family Irrevocable
Trust (u/t/a dated April 4, 2000)